Exhibit 5.1

SEWARD & KISSEL LLP 901 K STREET, NW WASHINGTON, D.C. 20001

WRITER'S DIRECT DIAL	TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM	ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

July 14, 2023
EuroDry Ltd.
4 Messogiou & Evropis Street
151 25 Maroussi, Greece
Re: EuroDry Ltd.
Ladies and Gentlemen:
We have acted as counsel to EuroDry Ltd. (the "Company") in connection with the Company's registration statement on Form F-3 (File No. 333-           ) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on July 14, 2023, as thereafter amended or supplemented, with respect to the offer and sale, from time to time (the "Secondary Sales"), of up to an aggregate of 1,336,679 common shares of the Company, par value $0.01 per share (the “Secondary Securities”) and rights to purchase the Company’s preferred stock (the “Preferred Stock Rights”), by the Selling Shareholders, as defined in the Registration Statement.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) each document incorporated or deemed to be incorporated by reference into the Registration Statement; and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Registration Statement to be executed in connection with the Secondary Sales have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Secondary Sales comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; and (iii) the Secondary Securities are fully paid and non-assessable as represented in the Registration Statement.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
1.             Under the laws of the Republic of the Marshall Islands, the Secondary Securities have been duly authorized, and are validly issued, fully paid and non-assessable.
2.             Under the laws of the Republic of the Marshall Islands, the preferred stock of the Company issuable under the terms of the Preferred Stock Rights when issued, sold and paid for as contemplated in the Prospectus or any supplement thereto, will be validly issued, fully paid and non-assessable.
3.          The Preferred Stock Rights, when the Company has taken all necessary action to approve the issuance and terms of such Preferred Stock Rights, the terms of the offerings and related matters and the Preferred Stock Rights have been issued and delivered in accordance with the terms of the applicable rights agreement or similar agreement approved by the Company and upon payment of the consideration therefor, if any, provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Preferred Stock Rights will be legally issued.
Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York, the Preferred Stock Rights, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will be valid and legally binding obligations of the Company. The foregoing opinions are subject, in each case, to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
This opinion is limited to the law of the State of New York and the Federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP